Exhibit 3.4

ARTICLES OF AMENDMENT TO THE 13.75% PREFERRED STOCK

CERTIFICATE OF DESIGNATION

QUALITY DISTRIBUTION, INC.

AMENDMENT SETTING FORTH

THE PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS

OF THE 13.75% PREFERRED STOCK

Dated October 1, 2003

Pursuant to Section 607.0602 of the

Florida Business Corporation Act

Quality Distribution, Inc. (the “Corporation”), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Articles of Incorporation, and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, said Board of Directors, by unanimous written consent dated as of October 1, 2003, duly approved and adopted the following amendment (the “Amendment”) to the Corporation’s Articles of Incorporation. The holders of 13.75% Preferred Stock were entitled to vote separately on the Amendment as a voting group. The number of votes cast for the Amendment by the holders of 13.75% Preferred Stock was sufficient for approval. No other shareholders were entitled to vote on the Amendment.

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Articles of Incorporation and the Florida Business Corporation Act, the Board of Directors does hereby amend and restate the terms of the existing 13.75% Preferred Stock to have the preferences, limitations and relative rights set forth in the Articles of Incorporation and in this Amendment as follows:

(a) Designation. The terms of the Corporation’s existing 13.75% Preferred Stock are hereby amended and restated as provided herein and shall hereinafter be referred to as the “Convertible Preferred Stock”.

(b) Dividends. Whenever the Corporation shall declare or pay any dividends on its Common Stock, the holders of Convertible Preferred Stock shall be entitled to participate in such dividends on a ratable basis based upon the Common Stock Equivalents represented by the shares of Convertible Preferred Stock held by them. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not repurchase, redeem or make any payment or distribution in respect of any shares of Common Stock unless the holders of Convertible Preferred Stock shall be entitled to participate in such repurchase, redemption, repayment or redistribution on a ratable basis based upon the Common Stock Equivalents held by them.

(c) Voting Rights. The holders of Convertible Preferred Stock shall be entitled to vote on all matters as to which holders of shares of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of shares of Common Stock, voting together with such holders and any other shares of Capital Stock of the Corporation entitled to vote together with the Common Stock as one class; provided, however, that the holders of the Convertible Preferred Stock shall have the right to vote as a separate class on any amendment of this Section (c) and on any amendment, repeal or modification of any provision of the Articles of Incorporation that affects the powers, preferences, or special rights of the shares of such Convertible Preferred Stock . On any date of determination, each share of Convertible Preferred Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock is convertible pursuant to Section (d).

(d) Mandatory Conversion of Convertible Preferred Stock into Common Stock.

(i) Mandatory Conversion Event. Upon the occurrence of a Mandatory Conversion Event, each share of Convertible Preferred Stock then outstanding shall, by virtue of and simultaneously with the occurrence of such Mandatory Conversion Event, and without any action on the part of the holders thereof, be deemed automatically converted into 8.828 fully paid and nonassessable shares of Common Stock.

(ii) Adjustment of Conversion Ratio. If, at any time after the date hereof, the Corporation shall: (a) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (b) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon conversion of each share of Convertible Preferred Stock shall be adjusted so as to equal the number of shares of Common Stock that the holder of such shares of Convertible Preferred Stock would have held immediately after the occurrence of such event if the holder had converted such shares of Convertible Preferred Stock immediately prior to the occurrence of such event.

(e) Liquidation. Upon a Liquidation, the holders of shares of Convertible Preferred Stock shall share ratably on an as-converted basis with the holders of Common Stock in the proceeds of such Liquidation.

(f) Definitions. As used in this Amendment, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P. or its Affiliates.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Common Stock Equivalents” means all shares of Common Stock outstanding, all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible, exchangeable or exercisable for shares of Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or be paid an amount based on the market price (less any exercise, conversion or purchase price) of, the Common Stock.

“Credit Agreement” means the Credit Agreement between the Corporation and the lenders named therein dated as of June 9, 1998 and amended and restated as of August 28, 1998 (as so amended and restated and as the same has been amended, modified and/or supplemented through but not including August 7, 2003).

“Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or (ii) any Sale of the Corporation.

“Mandatory Conversion Event” means the first to occur of (i) an initial public offering of the Corporation’s Common Stock, or (ii) receipt by the Corporation of the consent of the lenders required under the Corporation’s Credit Agreement to the conversion of the Convertible Preferred Stock into Common Stock in accordance herewith.

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Sale of Control” means (i) the sale or transfer (in one or a series of related transactions) of the outstanding shares of Capital Stock of the Corporation, or (ii) the merger or consolidation of the Corporation with another Person, in each case in clauses (i) and (ii) above under circumstances in which the holders of the voting power of outstanding Capital Stock of the Corporation and their Affiliates, immediately prior to such transaction, own less than 50% in voting power of the outstanding Capital Stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

“Sale of the Corporation” means (i) the sale (in one or a series of related transactions) of all or substantially all of the Corporation’s assets or (ii) a Sale of Control. A sale (in one or a series of related transactions) of one or more subsidiaries of the Corporation (whether by merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

* * *

IN WITNESS WHEREOF, said QUALITY DISTRIBUTION, INC. has caused this Amendment to be signed by Thomas Finkbiner, its President and Chief Executive Officer, as of the date first above written.

QUALITY DISTRIBUTION, INC.

By:	/S/ THOMAS FINKBINER
Thomas Finkbiner President and Chief Executive Officer